EXHIBIT 21.1

Subsidiaries of the Registrant

Subsidiary Name	State or Province of Formation or Organization
Vitesse Energy, LLC	Delaware
Vitesse Oil, LLC	Delaware
Vitesse Management Company LLC	Delaware
Vitesse Oil, Inc.	Delaware
Lucero Energy ULC	Alberta, CA
PetroShale (US), Inc.	Delaware